UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

______________________________

FORM 8-K
______________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 14, 2009

GALAXY NUTRITIONAL FOODS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-15345	25-1391475
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5955 T.G. Lee Blvd, Suite 201
Orlando, Florida 32822
(Address of Principal Executive Offices) (Zip Code)
(407) 855-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
|_|   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Section 1.                           Registrant’s Business and Operations

Item 1.01                      Entry into a Material Definitive Agreement

On January 14, 2009, Galaxy Nutritional Foods, Inc. (the “Company”) and Lake Point Business Park, LLC (“Lake Point”) entered into a lease agreement (the “Lease Agreement”) whereby the Company will lease from Lake Point approximately 10,900 square feet of office space at 6280 Hazeltine National Drive in Orlando, Florida 32822.  The term of the lease is anticipated to commence on February 1, 2009 and end on July 31, 2014, subject to an option to extend for an additional three years.

The Lease Agreement requires monthly base rental payments of $8,175.75 through January 31, 2010 and $9,483.87 from February 1, 2010 through July 31, 2014.  The Lease Agreement may be terminated at the Company’s option any time during the first year without penalty, provided the Company gives a written notice on or before 120 days preceding termination.  Additionally, the Lease Agreement may also be terminated on January 31, 2012 for $28,451.61 (three month’s base rent) plus any unamortized brokerage commissions, provided the Company gives written notice on or before August 5, 2011.

Within two business days from the earlier of (i) a receipt of an executed subordination, non-disturbance and attornment agreement (“SNDA”) from all lenders on the leasehold property, the Company and Lake Point or (ii) February 1, 2009, the Company will pay the first month’s rent of $8,175.75 and a security deposit of $9,483.87.  If an executed SNDA cannot be obtained prior to February 1, 2009, then the Company or Lake Point has the option to terminate the Lease Agreement without penalty.

The Lease Agreement also contains other customary terms and conditions, including additional covenants, representations and warranties and indemnification provisions that are described fully therein.

This new location will serve as the Company’s headquarters after it vacates its current office at 5955 T.G. Lee Blvd, Suite 201, Orlando, FL, which sublease is set to expire on January 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 21, 2009                                                                           Galaxy Nutritional Foods, Inc.

By:             /s/ Salvatore J. Furnari
Salvatore J. Furnari
Chief Financial Officer